UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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Maxwell Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

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On May 1, 2014, Maxwell Technologies, Inc. (the “Company”) filed a Form 8-K with the Securities and Exchange Commission containing the following information.

Effective as of May 1, 2014, the Board of Directors of the Company (the “Board”) appointed Dr. Franz Fink, age 52, as President and Chief Executive Officer of the Company. In addition, pursuant to the terms of the employment agreement described below, the Board intends to appoint Dr. Fink as a director to serve on the Board as a Class I director until the 2015 Annual Meeting of Stockholders or until his successor is duly elected and qualified.

Immediately prior to joining Maxwell, Dr. Fink was an independent business consultant, assisting companies in the industrial and automotive markets with business optimization and growth initiatives. From 2006 to 2012, Dr. Fink served as President and Chief Executive Officer of Gennum Corp., a leading supplier of high-speed analog and mixed-signal semiconductors for the optical communications, networking, and video broadcast markets that was listed on the Toronto Stock Exchange before being acquired by Semtech Corp. in March 2012. From 2003 to 2006, Dr. Fink was senior vice president and general manager of the Wireless and Mobile Systems Group of Austin, Texas-based Freescale Semiconductor, Inc. From 1991 through 2003, Dr. Fink held a series of senior management positions in the Semiconductor Products Sector of Motorola Corp. in Germany, the United Kingdom and the United States. He currently serves as a director and is a member of the Governance Committee of Pason Systems Corp., a publicly-traded company on the Toronto Stock Exchange. Dr. Fink holds a doctorate in natural sciences from the department of computer-aided design and a master’s degree in computer science and electrical engineering from the Technical University of Munich, Germany.

On April 25, 2014, the Company entered into an Employment Agreement with Dr. Fink (the “Employment Agreement”). Under the terms of the Employment Agreement, as the Company’s President and Chief Executive Officer, Dr. Fink will receive an annual base salary of $500,000 and will be eligible for an incentive bonus targeted at 100% of annual base salary for each fiscal year of the Company.

Dr. Fink will receive a series of restricted stock unit awards (“RSUs”) under the Company’s 2013 Omnibus Equity Incentive Plan and in accordance with the Employment Agreement, as follows:

•	40,000 RSUs that vest in equal annual installments over four years of continuous service;

•	40,000 RSUs that vest based on the achievement of certain financial metrics to be established by the Compensation Committee of the Board; and

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50,000 RSUs that vest based on the Company’s common stock having a closing price per share of at least $30 for 60 consecutive business days during the period from May 1, 2015 through April 30, 2017, provided that Dr. Fink remains employed through April 30, 2017 (the “30/60 Award”). The 30/60 Award is subject to acceleration upon a change in control in which the Company’s stockholders receive at least $30 per share in cash and stock consideration.

The Employment Agreement also provides for certain severance benefits. If Dr. Fink’s employment is terminated without cause, either more than 30 days prior to a change in control or more than 18 months after a change in control, he will receive payment of his base salary, target bonus, and reimbursement of a portion of COBRA health insurance premiums for a period of up to 12 months, as well as a pro-rated bonus based on actual achievement in the year of termination. In addition, if Dr. Fink’s employment is terminated without cause or should Dr. Fink resign his employment for good reason, either within 30 days prior to a change in control or within 18 months after a change of control, he will receive a lump sum payment equal to two times his base salary and target bonus, current year bonus paid at target, reimbursement of a portion of COBRA health insurance premiums for a period of up to 24 months, and waiver of service vesting conditions and deemed attainment at target of all performance-vested milestones under each outstanding equity award, except the 30/60 Award.

The selection of Dr. Fink to serve as President and Chief Executive Officer was not pursuant to any arrangement or understanding with respect to any other person. In addition, there are no family relationships between Dr. Fink and any director or other executive officer of the Company and there are no related person transactions between the Company and Dr. Fink reportable under Item 404(a) of Regulation S-K.

Effective at the close of business on May 1, 2014, John Warwick, the current interim Chief Executive Officer of the Company, will return solely to his previous role as the Company’s Chief Operating Officer.